Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made effective as of March 9, 2022 (the “Effective Date”) by and between Dine Brands Global, Inc., a Delaware corporation (the “Corporation”), and John C. Cywinski (the “Executive”).

WHEREAS, the Corporation desires to employ the Executive on the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive is willing to render services to the Corporation on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual terms and conditions hereof, the Corporation and the Executive hereby agree as follows:

1.     Employment. The Corporation hereby employs the Executive, and the Executive hereby accepts employment with the Corporation upon the terms and conditions hereinafter set forth.

2.     Exclusive Services. The Executive is hereby employed as President, Applebee’s Business Unit and shall devote all necessary working time, ability, and attention to the business of the Corporation during the term of this Agreement and shall not, directly or indirectly, render any material services to any business, corporation, or organization whether for compensation or otherwise, without the prior knowledge and written consent of the Board of Directors of the Corporation (hereinafter referred to as the “Board”).

3.    Term. This Agreement shall have a term of three years commencing on the Effective Date. This Agreement is subject to earlier termination as hereinafter provided.

4.    Compensation. As compensation for services rendered under this Agreement, the Executive shall be entitled to receive the following:

a.    Base Salary. The Executive shall be paid a base salary of $750,000 per year, less applicable withholdings and deductions, payable in 26 equal bi-weekly installments during the term of this Agreement, prorated for any partial employment month. Such base salary (“Base Salary”) shall not be eligible for increase during the term of this Agreement unless otherwise approved by the Board.

b.    Additional Compensation. The Executive shall be paid such additional compensation and bonuses as may be determined and authorized in the discretion of the Compensation Committee, subject to ratification by the Board. The Executive’s target bonus, to be payable under the Corporation’s annual incentive plan, shall be 90% of the Executive’s Base Salary.

c.     Special Restricted Stock Award. The Executive shall receive a one-time equity award of $1,000,000 of Restricted Stock (“RSA”) which will be granted under the Dine Brands Global 2019 Stock Incentive Plan and Form of Award Agreement. Each RSA represents the right to receive one share of Dine Brands Global common stock provided the Executive remains employed through the vesting date. This award will be granted at the same time as the annual long-term incentive award in March 2022. The number of RSAs awarded will be determined by dividing $1,000,000 by the closing price of the Corporation’s common stock on the date of grant. Provided that the Executive is continuously employed by the Corporation through the vesting date, the award will vest 100% on the third anniversary of the date of grant.

5.    Benefits. In addition to the compensation, the Executive shall further be entitled to participate in benefits available to other officers of the Corporation except the Executive Severance and Change in Control Policy and any other policy or benefits related to severance benefits.

6.    Equity and Long-Term Incentive Awards. The Executive shall be eligible for annual long-term incentive awards as determined by the Compensation Committee of the Board and governed by the applicable plan documents. The Executive’s 2022 annual long-term incentive award grant value will be $1,000,000. The 2022 annual long-term incentive award is expected to be granted in March 2022 as approved by the Compensation Committee of the Board, subject to the terms and conditions of the respective equity and long-term incentive compensation plans and award agreements.

7.    Confidentiality/Trade Secrets. The Executive acknowledges that the Executive’s position with the Corporation is one of the highest trust and confidence both by reason of the Executive’s position and by reason of the Executive’s access to and contact with the trade secrets and confidential and proprietary business information of the Corporation. Both during the term of this Agreement and thereafter, the Executive covenants and agrees as follows:

a.    The Executive shall use best efforts and exercise reasonable diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Corporation including, but not limited to, any non-public strategies, business plans, marketing and advertising plans, the identity of its customers and suppliers, its arrangements with customers and suppliers, and its technical and financial data, records, compilations of information, processes, recipes, and specifications relating to its customers, suppliers, products, and services;

b.    The Executive shall not disclose any of trade secrets and confidential and proprietary information, except as may be required in the course of the Executive’s employment with the Corporation or by law; and

c.    The Executive shall not use, directly or indirectly, for the Executive’s own benefit or for the benefit of another, any of trade secrets and confidential and proprietary information.

All original and any copies of files, records, documents, emails, drawings, specifications, memoranda, notes, or other documents relating to the business of the Corporation, including printed, electronic, or digital copies thereof, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Corporation and shall be delivered to the Corporation and not retained by the Executive upon termination of the Executive’s employment for any reason whatsoever or at any other time upon request of the Corporation’s General Counsel or the Board.

Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.     Discoveries. The Executive covenants and agrees to fully inform the Corporation of and disclose to the Corporation all inventions, designs, improvements, discoveries, and processes (“Discoveries”) that the Executive has now or may hereafter have during the Executive’s employment with the Corporation and that pertain or relate to the business of the Corporation including, but not limited to, the operation and franchising of restaurants, or to any experimental work, products, services, or processes of the Corporation in progress or planned for the future, whether conceived by the Executive alone or with others, and whether or not conceived during regular working hours or in conjunction with the use of any Corporation assets. The Executive will hold in trust for the sole right and benefit of the Corporation and will transfer, convey, release, and assign to the Corporation all of the Executive’s right, title, and interest, if any, in and to any and all Discoveries, whether or not patentable or registrable under copyright or similar laws, that the Executive has solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, during the period of time that the Executive is employed with the Corporation.

Notwithstanding the foregoing, the Executive is not required to assign, or offer to assign, to the Corporation any invention that fully qualifies under California Labor Code Section 2870, which section is reproduced below:

“(a)

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

The Executive will assist the Corporation, or its designee, at the Corporation’s expense, in every proper way to secure and enforce the Corporation’s rights in the Discoveries as set forth above and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Corporation of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments which the Corporation shall deem necessary in order to apply for, obtain, and maintain such rights and in order to assign and convey to the Corporation, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Discoveries, and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto. The Executive will execute or cause to be executed, when it is in the Executive’s power to do so, any such instrument or papers, and such obligation shall continue after the termination of the Executive’s employment. If the Corporation is unable because of the Executive’s mental or physical incapacity or for any other reason to secure the Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Discoveries assigned to the Corporation as set forth above, then the Executive hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and in the Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters and patent or copyright registrations thereon with the same legal force and effect as if executed by the Executive.

9.    Non-Solicitation. During the term of this Agreement and for two years following the separation from the Corporation, the Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer, or otherwise, or through any other “person” (which, for the purposes of this section, shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof): (1) solicit, encourage, or assist any employee of the Corporation or any affiliate of the Corporation to terminate his or her relationship with the Corporation or any affiliate of the Corporation; or (2) request or cause customers, suppliers, or other parties with whom the Corporation or any of its affiliates has a business relationship to cancel or terminate any such business relationship with the Corporation or any of its affiliates.

10.    Remedies for Breach of Covenants of the Executive.

a.     The Corporation and the Executive specifically acknowledge and agree that the foregoing covenants of the Executive in Sections 7, 8, and 9 are reasonable in content and scope and are given by the Executive for adequate consideration. The Corporation and the Executive further acknowledge and agree that, if any court of competent jurisdiction or other appropriate authority shall disagree with the parties’ foregoing agreement as to reasonableness, then such court or other authority shall reform or otherwise construe the foregoing covenants as reason dictates.

b.     The covenants set forth in Sections 7, 8, and 9 of this Agreement shall continue to be binding upon the Executive, notwithstanding the termination of the Executive’s employment with the Corporation for any reason whatsoever. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Corporation and the Executive. The existence of any claim or cause of action by the Executive against the Corporation, unless predicated on this Agreement, shall not constitute a defense to the enforcement by the Corporation of any or all such covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and injunctive relief and specific performance shall be available to prevent the breach or any threatened breach thereof.

c.     If the Executive breaches any of the covenants set forth in Sections 7, 8, or 9 of this Agreement, the Executive shall reimburse the Corporation for (i) any long-term incentive compensation received by the Executive from the Corporation during the 12-month period preceding the breach and (ii) any profits realized from the sale of securities of the Corporation during such 12-month period.

11.    Termination. The Corporation or the Executive may terminate this Agreement and the Executive’s employment hereunder at any time, with or without Cause, upon 90 days’ written notice.

12.    Severance Benefits. In the event that the Executive’s employment is involuntarily terminated by the Corporation without Cause or the Executive’s employment is voluntarily terminated by the Executive for Good Reason, in either case other than a termination that occurs within a Change in Control Period, the Executive shall be eligible for Severance Benefits under this Section 12, provided the Executive has returned a signed general release of all claims, substantially in the form attached hereto as Exhibit A (the “Release”), to the Corporation within 45 days following the date on which the Executive’s employment terminates and has not revoked the Release within the time permitted under the terms of the Release or any applicable state and federal laws. The Release may be revised from time to time to comply with applicable law or to reflect changes made to the Corporation’s standard form of general release. Regardless of whether the Executive signs and returns a Release, the Executive shall be entitled to receive (1) within 10 business days following the effective date of the Executive’s termination of employment the payment of that portion of the Executive’s Base Salary accrued through the date of termination to the extent not previously paid, any annual bonus earned during the prior fiscal year but not yet paid to the Executive, any incurred but unreimbursed expenses owed to the Executive in accordance with the Corporation’s policy, and any accrued but unused vacation pay owed to the Executive in accordance with the Corporation’s policy (the “Accrued Obligations”) and (2) all amounts arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements (the “Other Benefits”).

a.    Severance Pay. The severance pay to which the Executive is eligible pursuant to this Section 12.a shall be a payment equal to the sum of (i) 12 months’ Base Salary and (ii) 100% of the Executive’s target annual bonus for the performance period during which the termination of employment occurs. The payment described in this Section 12.a shall be paid to the Executive in a lump sum within 30 days after the effective date of the Executive’s termination of employment, except to the extent payment is required to be delayed pursuant to Section 16, and provided that if such 30-day period straddles two consecutive calendar years, payment shall be made in the second of such years.

b.    Continued Benefits. In the event the Executive elects COBRA coverage, such coverage shall be provided to the Executive at the same cost that applies to similarly situated active employees of the Corporation for up to 12 months, or until the Executive becomes eligible for benefits through another employer, whichever is earlier. To the extent that the Executive becomes eligible for benefits through another employer during this time, the Executive shall give prompt written notice to the Corporation, no later than 30 days after the Executive becomes eligible for such benefits.

c.    Accelerated Vesting of Equity and Long-Term Incentive Awards. Any unvested stock options, stock appreciation rights, restricted stock awards, restricted stock units, and any other equity-based awards held by the Executive that are subject only to service or time-based vesting conditions (and not performance-based vesting conditions) and that would have vested during the 12-month period following the Executive’s termination will vest as of the day immediately preceding the effective date of the Executive’s termination of employment. Any unvested equity-based or long-term cash-based awards held by the Executive that are subject to any performance-based vesting conditions shall become vested on a prorated basis, based on the portion of the performance period that has elapsed prior to the date of termination, determined in accordance with the Corporation’s administrative practices, and shall be paid at the time such award would have been paid to the Executive had the Executive remained employed through the end of the applicable performance period, based on actual performance during such performance period. Any stock options or stock appreciation rights held by the Executive shall remain exercisable until the earlier of 24 months after the date of termination or their original expiration date.

d.    Death of the Executive. In the event of termination of employment due to Executive’s death or disability, the Corporation shall pay to the Executive (i) the Accrued Obligations, (ii) the Other Benefits and (iii) an amount equal to the annual bonus payout for the Executive for such fiscal year based on actual Corporation performance for such fiscal year, prorated pursuant to the terms of the Corporation’s annual bonus plan and payable at the time the annual bonus would have been paid to the Executive had the Executive remained employed through the end of such fiscal year. If the Executive dies after signing the Release and prior to receiving Severance Benefits to which the Executive is entitled under this Agreement, payment shall be made to the beneficiary designated by the Executive to the Corporation or, in the event of no designation of beneficiary, then to the estate of the Executive.

e.    Outplacement Benefit. The Corporation shall provide standard outplacement services at the expense of the Corporation from an outplacement firm selected by the Corporation. In order to receive outplacement services, the Executive must begin utilizing the services within 90 days of termination.

13.    Change in Control Severance Benefits. In the event that the Executive’s employment with the Corporation is involuntarily terminated by the Corporation without Cause or the Executive’s employment is voluntarily terminated by the Executive for Good Reason, in either case during a Change in Control Period, the Executive shall be eligible for the Change in Control Severance Benefits under this Section 13, provided the Executive has returned a signed Release to the Corporation within 45 days following the date on which the Executive’s employment terminates and has not revoked the Release within the time permitted under the terms of the Release or any applicable state and federal laws. Change in Control Severance Benefits payable pursuant to this Section 13 shall be in lieu of any Severance Benefits which accrue under Section 12 of this Agreement. Regardless of whether the Executive signs and returns a Release, the Executive shall be entitled to receive all Accrued Obligations and Other Benefits.

a.     Severance Pay. The amount of severance pay for which the Executive is eligible hereunder shall be a payment equal to the sum of (i) 24 months’ Base Salary and (ii) 200% of the Executive’s target annual bonus for the performance period during which the termination of employment occurs. Additionally, the Executive shall receive a payment equal to the Executive’s target annual bonus under the Corporation’s annual incentive plan for the then current fiscal year, prorated based on the portion of the performance period that has elapsed prior to the date of termination. The severance pay payable pursuant to this Section 13.a. shall be paid to the Executive in a lump sum issued within 30 days after the effective date of the Executive’s termination of employment, except to the extent payment is required to be delayed pursuant to Section 16, and provided that if such 30-day period straddles two consecutive calendar years, payment shall be made in the second of such years.

b.     Continued Benefits. In the event the Executive elects COBRA coverage, the Corporation will pay the COBRA premium cost for the Executive and such dependent(s) as are designated as of the separation date for 18 months, or until the Executive becomes eligible for benefits through another employer, whichever is earlier. To the extent that the Executive becomes eligible for benefits through another employer during this time, the Executive shall give prompt written notice to the Corporation, no later than 30 days after the Executive becomes eligible for such benefits.

c.     Accelerated Vesting of Equity and Long-Term Incentive Awards.

Any unvested stock options, stock appreciation rights, restricted stock awards, restricted stock units, and other equity-based awards held by the Executive that are subject only to service and time based vesting conditions (and not performance-based vesting conditions) will vest as of the day immediately preceding the effective date of the termination of the Executive’s employment and, to the extent applicable, will become exercisable, and any restrictions or conditions on such equity-based awards shall immediately lapse and be deemed satisfied. Any stock options or stock appreciation rights held by the Executive shall remain exercisable until the earlier of 24 months after the date of termination or their original expiration date.

Upon the occurrence of a Change in Control, the Executive shall, with respect to all outstanding, unvested performance units and any other equity-based and long-term cash-based compensation awards subject to performance-based vesting criteria that are held by the Executive immediately prior to the Change in Control, be deemed to have satisfied any performance-based vesting criteria based on the Corporation’s actual performance through the date of the Change in Control, and following the Change in Control, any such awards shall continue to vest based upon the time or service-based vesting criteria, if any, to which the award is subject. If the Executive’s employment terminates in accordance with the terms and conditions of this Section 13 after such Change in Control, such performance-based awards shall become immediately and fully vested and shall be paid to the Executive not later than 30 days after the date of such termination.

d.     Death of Executive. In the event of termination of employment due to Executive’s death or disability, the Corporation shall pay to the Executive (i) the Accrued Obligations, (ii) the Other Benefits and (iii) an amount equal to the annual bonus payout for the Executive for such fiscal year based on actual Corporation performance for such fiscal year, prorated pursuant to the terms of the Corporation’s annual bonus plan and payable at the time the annual bonus would have been paid to the Executive had the Executive remained employed through the end of such fiscal year. If the Executive dies after signing the Release and prior to receiving Change in Control Severance Benefits to which the Executive is entitled under this Agreement, payment shall be made to the beneficiary designated by the Executive to the Corporation or, in the event of no designation of beneficiary, then to the estate of the Executive.

e.     Outplacement Benefit. The Corporation shall provide standard outplacement services at the expense of the Corporation from an outplacement firm selected by the Corporation. In order to receive outplacement services, the Executive must begin utilizing the services within 90 days of the Executive’s date of termination.

f.     Survival of Section 13. Section 13 shall survive the expiration of this Agreement such that Executive shall be eligible for the Change in Control Severance Benefits subject to this Section 13 in the event that the Executive’s employment with the Corporation is involuntarily terminated by the Corporation without Cause or the Executive’s employment is voluntarily terminated by the Executive for Good Reason, in either case during a Change in Control Period. The Change in Control Severance Benefits under this Section 13 shall be in lieu of any other severance benefits under any other corporate policy.

14.     Definitions.

For purposes of Sections 12 and 13, the following terms are defined as follows:

a.    “Base Salary” means the fixed annual base salary (excluding bonuses and other benefits) paid to an employee regularly each pay period for performing assigned job responsibilities.

b.    “Cause” means, as determined by the Corporation:

(i)    the willful failure by the Executive to substantially perform the Executive’s duties with the Corporation (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness);

(ii)    the Executive’s willful misconduct that is demonstrably and materially injurious to the Corporation, monetarily or otherwise;

(iii)    the Executive’s willful violation of the Corporation’s Code of Conduct or any policy applicable to the Executive;

(iv)    the Executive’s commission of such acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude as would prevent the effective performance of the Executive’s duties; or

(v)    the Executive’s conviction or plea of no contest to a felony or a crime of moral turpitude.

c.     A “Change in Control” shall be deemed to have occurred if:

(i)    any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Corporation; any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation; or any company owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of Stock of the Corporation) is or becomes after the Effective Date the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such person any securities acquired directly from the Corporation or its affiliates) representing 35% or more of the combined voting power of the Corporation’s then outstanding securities;

(ii)    during any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board of Directors of the Corporation (“Board”), and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in subsections (i), (iii), or (iv) of this Section 14.c.) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

(iii)    the consummation of a merger or consolidation of the Corporation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, at least 75% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Corporation’s then outstanding securities; or

(iv)    the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets;

provided, that with respect to any non-qualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in subsection i., ii., iii. or iv. also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) if required in order for the payment not to violate Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

d.    “Change in Control Period” means the period beginning on the date of a Change in Control and ending 24 months after such Change in Control.

e.    “Change in Control Severance Benefits” means the severance pay and benefits set forth in Section 13 of this Agreement.

f.    “Good Reason” for voluntary termination of employment means that the Corporation (i) materially breaches its obligations to pay any salary, benefit, or bonus due to the Executive or otherwise materially breaches any material term of this Agreement, (ii) requires the Executive to relocate more than 50 miles from the Executive’s current, principal place of employment in Glendale, California, (iii) assigns to the Executive any duties inconsistent with the Executive’s position with the Corporation or significantly and adversely alters the nature or status of the Executive’s responsibilities or the conditions of the Executive’s employment, or (iv) reduces the Executive’s Base Salary and/or target bonus opportunity, except for across-the-board reductions similarly affecting all management personnel of the Corporation and all management personnel of any corporation or other entity which is in control of the Corporation; and in the event of any of (i), (ii), (iii) or (iv), the Executive has given written notice to the General Counsel of the Corporation, as to the details of the basis for such Good Reason within 30 days following the date on which the Executive alleges the event giving rise to such Good Reason occurred, the Corporation has failed to provide a reasonable cure within 30 days after its receipt of such notice and the effective date of the termination for Good Reason occurs within 90 days after the initial existence of the facts or circumstances constituting Good Reason. Good Reason shall not include a termination of employment due to Executive’s death or disability.

g.    “Severance Benefits” means the severance pay and benefits set forth in Section 12 of this Agreement.

15.    No Duplication of Benefits. The Executive shall not be eligible for any pay or benefits under the Corporation’s Severance Benefits or Change in Control Plan, or other any severance pay or other severance benefits under any prior policies or practices, or any other agreement between the Corporation and the Executive.

16.    Compliance with IRC Section 409A. The following provisions shall apply to Sections 12 and 13 with respect to Section 409A of the Code and shall be interpreted and construed consistently with such intent. The payments to the Executive under Sections 12 and 13 are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Corporation and the Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Corporation be responsible for any 409A Penalties that arise in connection with any amounts payable. To the extent any amounts under this Agreement are payable by reference to the Executive’s “termination of employment,” such term shall be deemed to refer to the Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if the Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of the Executive’s separation from service, then to the extent any amount payable to the Executive (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service, and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of the Executive’s death. Any reimbursement or advancement payable to the Executive pursuant to this Agreement or otherwise shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Corporation under any applicable expense reimbursement policy and shall be paid to the Executive not later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

17.    Parachute Payment Matters. Notwithstanding any other provision of this Agreement, if by reason of Section 280G of the Code any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive’s employment (whether payable pursuant to the terms of this Agreement (“Contract Payments”) or any other plan, arrangements, or agreement with the Corporation or an Affiliate (as defined below) (collectively with the Contract Payments, “Total Payments”)) would not be deductible (in whole or part) by the Corporation, an Affiliate, or other person making such payment or providing such benefit, then the Contract Payments shall be reduced and, if Contract Payments are reduced to zero, other Total Payments shall be reduced (first, by reducing payments to which Treas. Reg. § 1.280G-1 Q&A 24(a) applies (“Full Value Payments”), and second, by reducing payments to which Treas. Reg. § 1.280G-1 Q&A 24(c) applies; and, in each case, (i) reducing the payments furthest in time from the date of the Change in Control and (ii) in compliance with Section 409A of the Code) until no portion of the Total Payments is not deductible by reason of Section 280G of the Code, provided, however, that no such reduction shall be made unless the net after-tax benefit received by the Executive after such reduction would exceed the net after-tax benefit received by the Executive if no such reduction were made. The foregoing determination and all determinations under this Section 17 shall be made by the Accountants (as defined below). For purposes of this Section 17, “net after-tax benefit” shall mean (i) the Total Payments that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state, and local income taxes payable with respect to such payments calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing) and (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. For purposes of the foregoing determinations, (a) no portion of the Total Payments, the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of any Contract Payment, shall be taken into account; (b) no portion of the Total Payments shall be taken into account which in the opinion of the Accountants does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (without regard to subsection (A)(ii) thereof); (c) the Contract Payments (and, thereafter, other Total Payments) shall be reduced only to the extent necessary so that the Total Payments in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, in the opinion of the Accountants; and (d) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accountants in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of this Section 17, the term “Affiliate” means the Corporation’s successors, any Person whose actions result in a Change in Control, or any company affiliated (or which, as a result of the completion of the transactions causing a Change in Control shall become affiliated) with the Corporation within the meaning of Section 1504 of the Code, and “Accountants” shall mean the Corporation’s independent certified public accountants serving immediately prior to the Change in Control, unless the Accountants are also serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, in which case the Corporation shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). For purposes of making the determinations and calculations required herein, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accountant’s determinations must be made on the basis of “substantial authority” (within the meaning of Section 6662 of the Code). All fees and expenses of the Accountants shall be borne solely by the Corporation.

18.     Arbitration of Disputes.

a.    Any dispute or claim arising out of or relating to this Agreement or any termination of the Executive’s employment, other than with respect to Sections 7 through 10, shall be settled by final and binding arbitration in the Greater Los Angeles Metropolitan Area under the auspices and rules of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) for the resolution of disputes. The arbitration shall be held in accordance with the JAMS then-current Arbitration Rules & Procedures (and no other JAMS rules), which currently are available at https://www.jamsadr.com/rules-comprehensive-arbitration/. The decision of the arbitrator shall be final and conclusive, and the Executive and the Corporation waive the right to trial de novo or appeal.

b.    Except as provided by applicable law, the fees and expenses of the arbitration panel shall be shared equally by the Executive and the Corporation.

c.    Except as provided by applicable law, the prevailing party in any arbitration brought hereunder shall be entitled to an award of its expenses (including reasonable attorneys’ fees and costs), incurred in such arbitration.

19.     General Provisions.

a.    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to its conflict of laws provisions.

b.    Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, then such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance here from. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid, or enforceable.

c.    Entire Agreement. With the exception of the Release executed as a condition to receiving certain separation benefits hereunder, and all equity award agreements, this Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, including without limitation, the employment agreement dated March 9, 2017, whether written or oral, with respect to the subject matter hereof and all agreements, acknowledgments, designations, and directions of the Executive made or given under any Corporation policy statement or benefit program. No terms, conditions, warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

d.    Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit to the parties hereto, their respective heirs, representatives, successors, and assigns. This Agreement may not be assigned by the Executive but may be assigned by the Corporation to any person or entity that succeeds to the ownership or operation of the business in which the Executive is primarily employed by the Corporation.

e.    Waiver. No purported waiver of a breach or default will be valid unless specifically stated in writing by the waiving party. No such waiver waives any subsequent breach or default of the same or any other term in this Agreement.

f.    Titles. Titles of the sections herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph, or provision of this Agreement.

g.    Counterparts. This Agreement may be executed in any number of counterparts and by any electronic means, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

h.    Withholding. The Corporation may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulations.

IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the date and year first above written.

THIS AGREEMENT CONTAINS AN ARBITRATION CLAUSE.

The Executive:	Dine Brands Global, Inc.:

By: /s/ John C. Cywinski	By: /s/ Gregory R. Bever
John C. Cywinski	Gregory R. Bever Senior Vice President, Chief People Officer

Exhibit A

CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE

This Confidential Severance Agreement and General Release (the “Agreement”) dated as of                          is entered into by and between                          (hereinafter referred to as “Executive”) and [Dine Brands Global, Inc. / International House of Pancakes, LLC, / Applebee’s Services, Inc.], its parents, affiliates, and subsidiaries (hereinafter referred to as the “Corporation”). Throughout this Agreement, Executive and the Corporation may be referred to individually as a “Party” and collectively as the “Parties.”

Recitals

A.     Executive has been employed by the Corporation. Executive’s last day of employment by the Corporation will be                          (the “Separation Date”).

B.     Executive and the Corporation wish to enter into an Agreement to set forth all of the separation benefits and to clarify and resolve any potential or actual disputes that may exist between them arising out of the employment relationship and termination thereof, and any continuing obligations of one Party to another following the end of the employment relationship.

C.     In consideration of the Corporation’s agreement to pay Executive the Separation Benefits set forth herein, Executive agrees to waive any and all rights Executive may have in potential or actual actions, suits, proceedings, claims, and demands against the Corporation, directly or indirectly, except for those rights provided in this Agreement and Executive’s continuing right to enforce the terms and provisions of this Agreement against the Corporation.

D.     The Corporation has advised Executive of Executive’s right to consult an attorney at Executive’s own expense prior to signing this Agreement and has provided Executive with 21 calendar days in which to consider this Agreement and seek legal assistance. Executive has either consulted an attorney of Executive’s choice or voluntarily elected not to consult legal counsel and understands that except for Executive’s rights preserved, and provided for above and elsewhere in this Agreement, Executive is waiving all potential or actual actions, suits, proceedings, claims, and demands against the Corporation and its agents.

E.     This Agreement is not and should not be construed as an admission or statement by either Party that it or any other party has acted wrongfully or unlawfully. Both Parties expressly deny any wrongful or unlawful action and enter into this Agreement for the sole purpose of addressing any potential or actual issues between them.

F.     The Effective Date of this Agreement is defined in Paragraph 11(d) herein. Each of the covenants and obligations set forth herein is contingent upon the occurrence of the Effective Date.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual rights and obligations contained below, the Parties agree as follows:

1.    Employment Ending Date. Executive’s employment with the Corporation will terminate effective on the Separation Date. Executive will have no further employment duties or responsibilities to the Corporation after the Separation Date.

2.    Payments and Benefits. In exchange for the promises contained in this Agreement, and so long as Executive does not revoke this Agreement:

(a)    Severance Pay: The Corporation shall pay to Executive the total sum of $        , representing the sum of (i) 12 months of base salary and (ii) 100% of Executive’s target annual bonus for the year in which the Separation Date occurs, less applicable tax, withholdings, and deductions required by law, as severance pay and in exchange for the promises, agreements, understandings, and releases contained in this Agreement. This sum will be paid as a lump sum through the Corporation’s payroll within 30 days following the Effective Date, except to the extent payment is required to be delayed pursuant to Paragraph 13, and provided that if such 30-day period straddles two consecutive calendar years, payment shall be made in the second of such years. Executive understands that, under applicable law, no Corporation match of 401(k) contributions can be made based on the severance pay.

(b)    Benefits: All of Executive’s benefits shall cease on Executive’s last day of work except that Executive’s medical, vision, and dental benefits coverage, if any, will end as of the last day of month in which the Separation Date occurs. In the event Executive elects COBRA coverage, the Corporation will pay the COBRA premium cost for Executive and such dependent(s) as are designated as of the Separation Date. Such coverage shall be provided to the Executive at the same cost that applies to similarly situated active employees of the Corporation for up to 12 months, or until Executive becomes eligible for benefits through another employer, whichever is earlier. To the extent that Executive becomes eligible for benefits through another employer during this time, Executive shall give prompt written notice to the Corporation, no later than 30 days after Executive becomes eligible for such benefits.

(c)    Accelerated Vesting of Equity and Long-Term Incentive Awards. The stock options, stock appreciation rights, restricted stock awards, restricted stock units, and other equity-based awards held by Executive that are subject only to service or time-based vesting conditions (and not performance-based vesting conditions) and that would have vested during the 12-month period following Executive’s termination, as set forth on Schedule 1 hereto, will vest as of the day immediately preceding the Separation Date. The unvested equity-based or long-term cash-based awards held by Executive that are subject to performance-based vesting conditions, as set forth on Schedule 1 hereto, shall become vested on a prorated basis, based on the portion of the performance period that has elapsed prior to the Separation Date, determined in accordance with the Corporation’s administrative practices, and shall be paid at the time such award would have been paid to Executive had he or she remained employed through the end of the applicable performance period, based on actual performance during such performance period. All stock options or stock appreciation rights held by Executive shall remain exercisable until the earlier of 24 months after the Separation Date or their original expiration date.

(d)  Outplacement Services: The Corporation shall provide standard outplacement services at the expense of the Corporation from an outplacement firm selected by the Corporation. In order to receive outplacement services, Executive must begin utilizing the services within 90 days of the Separation Date.

The benefits described in (a) through (d) of this Paragraph constitute the “Separation Benefits” provided that if a Change in Control, as defined in the Agreement, occurs within three months after the Separation Date, then the Severance Benefits shall be adjusted in accordance with Section 13. Executive agrees to indemnify and hold the Corporation harmless from and against any potential or actual actions, suits, proceedings, claims, and demands for any non-payment of taxes by Executive. In addition to the Separation Benefits set forth above, Executive will receive all Accrued Obligations and Other Benefits separate and apart from this Agreement.

3.    Valid Consideration. The Parties hereto acknowledge and agree that Executive’s right to be paid the Separation Benefits identified in Paragraph 2 is expressly conditioned on Executive signing this Agreement and not thereafter revoking this Agreement. The Parties further acknowledge and agree that the mutual promises and covenants contained herein constitute good, valid, and sufficient consideration for this Agreement.

4.      Unvested Equity. Except as set forth in Paragraph 2 above, Executive is not entitled to any unvested stock options, stock appreciation rights, restricted stock awards, restricted stock units, and any other equity or cash-based awards held by Executive as of the Separation Date.

5.    Return of Corporation Property. Executive covenants, represents, and warrants to the Corporation that by the Separation Date, Executive will return to the Corporation any and all materials and property of the Corporation of any type whatsoever (including, without limitation, any vehicles and vehicles’ keys, mobile phones, office or other keys, access cards, identification badges, computer equipment, correspondence, tangible proprietary information or intellectual property, documents, records, notes, contracts, and other confidential or proprietary materials) that are in Executive’s possession or control.

6.      Non-Disclosure of Confidential Information

(a)    Executive acknowledges that during the term of Executive’s employment with the Corporation, Executive has had access to material intellectual property, trade secrets, proprietary, and confidential information of the Corporation including, but not limited to, information concerning the Corporation’s services; products; product formulas; recipes; business models; marketing; employees; franchisees; technology; consultants and experts; customer, dealer, vendor, and partner data including history, usage, pricing, preferences, incentives, and rebate data for each; business plans, records, and affairs; business partners; methods of doing business; merchandising concepts, strategies, and plans; financial matters; pricing information; trade secrets; and suppliers, as well as other information including, but not limited to, information learned by Executive from employees, contractors, or agents of the Corporation through inspection of the Corporation’s premises or financial statements, or that relates to the Corporation’s products, services, packaging, designs, business plans, business opportunities, customers, dealers, clients, consultants, experts, finances, research, development, know-how, personnel, litigation, workouts, or third-party confidential information disclosed to Executive by the Corporation, together with any material prepared by Executive which contains or otherwise relates to such information (the “Confidential Information”). Notwithstanding the forgoing, the following information shall be excluded from the above-referenced definition of Confidential Information: any item of Confidential Information which: (i) was publicly known at the time of its disclosure by the Corporation to Executive; (ii) was already in the Executive’s possession at the time of its disclosure by the Corporation to Executive; (iii) was lawfully received by Executive from a third party without violation of any obligation of confidentiality to the Corporation; (iv) becomes publicly known through no fault of the Executive; (v) is approved for Executive’s disclosure by written authorization of the Corporation; or (vi) is required to be disclosed pursuant to any applicable law, rule, regulation, or order of a court.

(b)    Executive hereby represents, warrants, and covenants that Executive shall not use or disclose any Confidential Information and shall refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of Confidential Information. Further, Executive hereby represents, warrants, and covenants that Executive will not use Confidential Information in a manner that is adverse to the interests of the Corporation or in any manner not otherwise sanctioned by law, without prior written approval of the Corporation in each instance.

(c)    Executive acknowledges and agrees that breach of the covenants in this Paragraph 6 will irreparably harm the Corporation for which the Corporation may not have an adequate remedy at law. As such, Executive agrees that the Corporation shall be entitled to any proper injunction including, but not limited to, temporary, preliminary, final injunctions, temporary restraining orders, and temporary protective orders, to enforce said covenants in the event of breach or threatened breach by Executive, in addition to any other remedies available to the Corporation at law or in equity. Executive further agrees that no bond or other security shall be required in obtaining such equitable relief and hereby agrees to comply with an order of a court of competent jurisdiction, issuing such injunction and ordering specific performance thereof. The covenants contained in this Agreement are independent of any other obligations between the Parties, and the existence of any other claim or cause of action against the Corporation is not a defense to enforcement of said covenants by injunction.

7.        Confidentiality of Separation Agreement; Non-Disparagement.

(a)    Executive agrees to keep the terms of this Agreement (including, but not limited to, the Separation Benefits) completely confidential and that Executive will not disclose any information concerning this Agreement or its terms to anyone other than Executive’s immediate family, legal counsel, and/or financial advisors, who will be informed of and bound by this confidentiality clause, or in response to a subpoena issued by a court of competent jurisdiction or as otherwise required by law.

(b)    Executive shall not disparage the Corporation, its officers, directors, independent contractors, and employees. The Corporation shall instruct its officers and directors not to disparage the Executive. The foregoing will not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(c)    The Corporation will respond to requests for information from prospective employers by stating Executive’s dates of employment and position held.

(d)    Nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, or retaliation or any other conduct that Executive has reason to believe is unlawful (“Underlying Claim”) unless: (1) the purpose of this Agreement is to resolve an Underlying Claim that has been filed by Executive in court, before an administrative agency, in an alternative dispute resolution forum, or through the Corporation’s internal complaint process; and (2) Executive was given notice and an opportunity to retain an attorney or was represented by an attorney.

8.      General Release of Claims. Executive expressly waives any and all claims against the Corporation and releases it including, without limitation, each of its officers, directors, partners, members, stockholders, managers, employees, consultants, agents, insurers, attorneys, parent and subsidiary corporations, and representatives (the “Corporation Releasees”), from any and all claims, demands, lawsuits, causes of action, obligations, and liabilities of whatever kind, which Executive may have or thinks Executive may have against the Corporation Releasees or any of them based upon events or facts arising at any time on or before the Effective Date of this Agreement including, but not limited to, claims that relate to Executive’s employment, compensation, and/or the separation of employment with the Corporation. Executive agrees this General Release of claims includes, but is not limited to, claims for breach of any implied or express contract or covenant; claims for promissory estoppel; claims of entitlement to any pay; claims of wrongful denial of insurance and employee benefits; claims for wrongful termination, public policy violations, defamation, invasion of privacy, fraud, misrepresentation, emotional distress, or other common law or tort matters; claims of harassment, retaliation, or discrimination based on age, race, color, religion, sex, national origin, ancestry, physical or mental disability, legally protected medical condition, genetic information, marital or family status, sexual orientation, gender identity or expression, union activity, military status or veteran status, or any other status protected by law; claims based upon the California or United States Constitutions; any claims based on alleged restrictions on the Corporation’s right to terminate, not to hire or promote employees, or on the Corporation’s ability to change an employee’s compensation or other terms and conditions of employment; and claims based on any federal, state, or local law including, without limitation: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act, 29 U.S.C. § 206(d)(1); the Americans with Disabilities Act; the Americans with Disabilities Act Amendments Act; the Labor Management Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act (“WARN”); the California WARN Act; the California Fair Employment and Housing Act; the California Labor Code; the California Family Rights Act, the California Constitution; the California Industrial Welfare Commission Wage Orders; and the California Government Code, as well as any amendments to those laws. Executive expressly understands that among the various claims and rights being waived by Executive in this Agreement are those arising under the Age Discrimination in Employment Act (“ADEA”), as amended, and in that regard, Executive specifically acknowledges that Executive has read and understands the provisions of Paragraph 11 below before signing this Agreement.

9.    Exclusions From General Release/Additional Protections. Excluded from the General Release above are: (i) rights and claims which cannot be waived by law including claims for Workers’ Compensation, unemployment compensation, and accrued and vested retirement benefits; (ii) claims arising after the Effective Date of this Agreement; (iii) claims for indemnification under any indemnification agreement with the Corporation, the Corporation’s charter, by-laws, or similar governing documents or applicable state law; (iv) claims under any directors & officers liability insurance policy under which Executive is covered; and (iv) claims for breach of the Agreement. Neither the General Release above nor anything else in this Agreement limits Executive’s rights to file a charge with an administrative agency (such as the U.S. Equal Employment Opportunity Commission), provide information to an administrative agency, or participate in an agency investigation. The exclusions and protections contained in this Paragraph 9 override any language to the contrary in any other part of this Agreement. Executive is, however, waiving all rights to receive money or other individual relief in connection with an administrative charge or investigation, regardless of whether that charge or investigation was initiated by Executive, on Executive’s behalf, on behalf of a group or class to which Executive purportedly belongs, or otherwise, provided, however, that Executive may accept bounty money properly awarded by the U.S. Securities and Exchange Commission.

10.    Release of Unknown Claims. It is the intention of Executive and the Corporation that this Agreement is a General Release which shall be effective as a bar to each and every claim, demand, or cause of action it releases. Executive recognizes that Executive may have some claim, demand, or cause of action against the Corporation that Executive is totally unaware and unsuspecting of which Executive is giving up by execution of the General Release. It is the intention of the Executive in executing this Agreement that it will deprive Executive of each such claim, demand, or cause of action and prevent Executive from asserting it against the Corporation. In furtherance of this intention, Executive expressly waives any rights or benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California (and/or other similar provision(s) of any other jurisdiction), which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her would have materially affected his or his/her settlement with the debtor or released party.”

11.    Right of Revocation. In compliance with the Older Workers Benefit Protection Act (P.L. 101-433), Executive does hereby acknowledge and agree as follows:

(a)    That this Agreement does not purport to waive rights or claims that may arise from acts or events occurring after the date that this Agreement is executed by the Parties;

(b)     That this Agreement specifically applies to any rights or claims Executive may have against the Corporation under the federal Age Discrimination in Employment Act of 1967, as amended;

(c)     That the consideration provided for in this Agreement is in addition to that to which Executive is already entitled;

(d)     That this Agreement shall be revocable by Executive for a 7-day period following execution of this Agreement by Executive. Accordingly, this Agreement shall not become effective or enforceable until the expiration of the 7-day revocation period has occurred without a revocation by Executive (“Effective Date”); and

(e)    That Executive, having carefully read this Agreement and knowing the contents hereof, freely and voluntarily consents to all the terms and conditions herein, understands the final and binding effect of this Agreement, has been advised of Executive’s right to and has been given a chance to consult with and review this Agreement with an attorney of Executive’s choice prior to signing this Agreement, and has been given a period of 21 days within which to consider whether to sign this Agreement. In the event that Executive chooses to waive this 21-day period, Executive acknowledges that Executive was given a reasonable period of time within which to consider this Agreement and that Executive’s waiver was made freely and voluntarily and without duress or any coercion by any other person, including anyone at the Corporation or the Corporation Releasees.

12.    Payment of Moneys Owed. The Parties acknowledge and agree that the Corporation has paid Executive or shall pay Executive all wages or salary earned, including any accrued but unused or unpaid vacation pay, according to the Corporation’s policy and eligibility requirements, business expenses, and other benefits, if any, to which Executive was entitled during employment through the Separation Date. Executive shall provide the Corporation with final expense report(s) no later than 7 days before the Separation Date, and the Corporation shall reimburse Executive for such expenses, in accordance with the Corporation’s policy. Executive is entitled to this payment regardless of whether Executive signs this Agreement.

13.    Section 409A. The payments made under this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”). Payments made under this Agreement will be interpreted and construed, to the extent possible, to be distributed in the short-term deferral period, as defined under Treasury Regulation Section 1.409A-1(b)(4), or the separation pay exemption, as provided in Treasury Regulation Section 1.409A-1(b)(9). For purposes of this Agreement, the phrase “Separation Date” means the date in which Executive’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), occurred. For purposes of this Agreement, each payment made and benefits provided under this Agreement is hereby designated as a separate payment and will not collectively be treated as a single payment, as provided in Treasury Regulation Section 1.409A-2(b)(2)(iii).

14.    No Assignment. Executive represents and warrants that Executive has made no assignment or other transfer and covenants that Executive will make no assignment or other transfer of any interest in any Claim which Executive may have against the Corporation Releasees, or any of them.

15.    Indemnification of Released Parties. Executive agrees to indemnify and hold harmless the Corporation Releasees, and each of them, against any loss, claim, demand, damages, expenses, or any other liability whatsoever, including reasonable attorneys’ fees and costs resulting from: (a) any breach of this release by Executive or Executive’s successors in interest; (b) any assignment or transfer, or attempted assignment or transfer, of any claims released hereunder; or (c) any action or proceeding brought by Executive or Executive’s successors in interest, or any other, if such action or proceeding arises out of, is based upon, or is related to any claims, demands, or causes of action released herein; provided, however, that this indemnification provision shall not apply to any challenge by Executive of the release of claims under the ADEA, Title VII, or similar discrimination laws, and any right of the released Parties to recover reasonable attorneys’ fees and/or expenses for such breach shall be governed by applicable law. It is the intention of the Parties that this indemnity does not require payment as a condition precedent to recovery by any of the Corporation Releasees under this indemnity

16.    No On-the-Job Injury. Executive represents and warrants that Executive has not experienced a job-related illness or injury during employment with the Corporation for which Executive has not already filed a claim and that Executive has disclosed to the Corporation any pending or previously filed claim relating to an on-the-job injury or illness.

17.   Cooperation. Executive agrees to cooperate fully with the Corporation and its subsidiaries and affiliates in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Corporation or its subsidiaries or affiliates which relate to events or occurrences that transpired while Executive was employed by the Corporation; and in connection with any investigation or review by any federal, state, or local regulatory, quasi-regulatory, or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Corporation. Executive’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Corporation and/or its counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Corporation’s request as a witness at depositions, trials, or other proceedings without the necessity of a subpoena, with reasonable advance notice, providing truthful testimony and taking such other actions as may reasonably be requested by of the Corporation and/or its counsel to effectuate the foregoing. In requesting such services, the Corporation will consider other commitments that Executive may have at the time of the request, and Executive’s availability and obligations under this Paragraph shall in all instances reasonably be subject to Executive’s other commitments. The Corporation agrees to reimburse Executive for any reasonable, out-of-pocket travel, hotel, and meal expenses incurred in connection with Executive’s performance of obligations pursuant to this Paragraph for which Executive has obtained prior written approval from the Corporation, and the Corporation shall pay Executive $150 per hour for any services performed by Executive at the request of the Corporation pursuant to this Paragraph.

18.    Truthful Testimony; Notice of Request for Testimony. Nothing in this Agreement is intended to or shall preclude either Party from providing testimony that such Party reasonably and in good faith believes to be truthful in response to a valid subpoena, court order, regulatory request, or other judicial, administrative, or legal process or otherwise as required by law. Executive shall notify the Corporation in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least 10 days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Corporation a reasonable opportunity to challenge the subpoena, court order, or similar legal process. Moreover, nothing in this Agreement shall be construed or applied so as to limit any person from providing candid statements that such Party reasonably and in good faith believes to be truthful to any governmental or regulatory body or any self-regulatory organization.

19.   Non-Solicitation. During a period of two years following the Separation Date, Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer, or otherwise, or through any other “person” (which, for the purposes of this Paragraph, shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof): (1) solicit, encourage, or assist any employee of the Corporation or any affiliate of the Corporation to terminate his or her relationship with the Corporation or any affiliate of the Corporation; or (2) request or cause customers, suppliers, or other parties with whom the Corporation or any of its affiliates has a business relationship to cancel or terminate any such business relationship with the Corporation or any of its affiliates.

20.    Tax Indemnification. It is understood between the Parties that Executive has not relied upon any representation, express or implied, made by the Corporation or any of its representatives as to the tax consequences of this Agreement and that Executive releases the Corporation Releasees from any and all liability in connection with any such tax consequences. The Corporation’s payments to Executive described above in Paragraph 2 represent a compromise of any and all of Executive’s known or unknown claims against the Corporation Releasees. Executive agrees that any liability for state or federal income tax payments or penalties arising from said payments shall be Executive’s sole responsibility. Executive agrees to indemnify and to hold harmless the Corporation Releasees from any and all actions, claims, or demands brought by any tax or other authority based upon Executive’s tax obligations arising from payments to be made pursuant to this Agreement, and Executive agrees specifically to reimburse the Corporation for any taxes, interest, and penalties paid by the Corporation and for the costs, legal fees, and any other expenses incurred by the Corporation as a result of any such actions, claims, or demands.

21.    Arbitration. Except for an action for injunctive relief to enforce the terms of this Agreement, any dispute concerning the application of this Agreement, and any other dispute from time to time between Executive and the Corporation, shall be settled by arbitration, to take place in Los Angeles, California before an arbitrator selected by the Parties. Any arbitration shall be in accordance with and under the auspices and rules of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) for the resolution of disputes. The arbitration shall be held in accordance with the JAMS then current Arbitration Rules & Procedures (and no other JAMS rules), which currently are available at https://www.jamsadr.com/rules-comprehensive-arbitration/. Unless otherwise provided by law, the Parties will each share 50% of the arbitration costs and fees. The decision of the arbitrator shall be final and conclusive, and the Parties waive the right to trial de novo or appeal.

22.    Binding Agreement. This Agreement shall be binding upon each Party and its and his or her heirs, administrators, representatives, executors, successors, and assigns and shall inure to the benefit of the Corporation Releasees and each of them and to their heirs, administrators, representatives, executors, successors, and assigns.

23.    Contract Interpretation. The language of this Agreement shall not be construed for or against any particular Party. The Paragraph headings are inserted as a matter of convenience and in no way define, limit, or describe the scope of such Paragraph or affect the interpretation of this Agreement. The invalidity or enforceability, in whole or in part, of any provision of this Agreement will not affect the validity or enforceability of any other provision. In the event of a conflict or inconsistency between the terms of this Agreement and any other agreement between the Parties, the terms of this Agreement shall control.

24.    Entire Agreement/Survival. Executive acknowledges that no promises or representations other than those set forth in this Agreement have been made to Executive to induce Executive to sign this Agreement and that Executive only has relied on promises expressly stated herein. Other than the provisions in agreements or policies that survive termination, this Agreement sets forth the entire understanding between Executive and the Corporation and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Executive’s employment with the Corporation and the termination of the employment relationship. The provisions of this Agreement shall survive the Separation Date and the termination of Executive’s employment.

25.    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to its conflict of laws provisions.

26.    Waiver. No purported waiver of a breach or default will be valid unless specifically stated in writing by the waiving Party. No such waiver waives any subsequent breach or default of the same or any other term in this Agreement.

27.   No Further Amendment. No amendment or modification of this Agreement will be binding unless executed in writing by the Parties or their permitted successors or assigns. No course of conduct or course of performance under this Agreement or any other agreement between the Parties will be deemed to amend or modify this Agreement.

28.    Attorneys’ Fees. Executive acknowledges and agrees that Executive is solely responsible for paying any attorneys’ fees and costs that Executive has incurred in connection with this matter. The Parties also agree that execution of this Agreement does not make Executive the “substantially prevailing party” or “prevailing party” under any statute or regulation, and Executive agrees not to seek an award of attorneys’ fees or costs from the Corporation in any forum. However, should legal action be necessary to enforce or interpret this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

29.    Counterparts. This Agreement may be executed in any number of counterparts and by any electronic means, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES THE RELEASE

OF ALL KNOWN AND UNKNOWN CLAIMS.

The Parties have executed this Agreement, consisting of 11 pages, including this page, as of the dates indicated below.

Dated:	[Dine Brands Global, Inc. / Applebee’s Services, Inc. / International House Of Pancakes, LLC] the “Corporation”

By:

Its:

Dated:

the “Executive”

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